Exhibit 4.2

AUTONOMY CORPORATION PLC
2008 U.S. SHARE OPTION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.           PURPOSE OF THE PLAN

This 2008 U.S. Share Option Plan is intended to promote the interests of Autonomy Corporation plc, a company organized under the laws of the United Kingdom, by providing eligible persons in the Company’s employ or service in the United States of America (the “U.S.”) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.           ADMINISTRATION OF THE PLAN

A.           The Plan shall be administered by the Board.   However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B.           The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable.   Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option or Shares issued thereunder.

C.           The Plan Administrator shall have full authority to determine, with respect to the grants made under the Plan, which Employees are to receive the option grants, the time or times when those grants are to be made, the number of Shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become vested and/or exercisable, the maximum term for which each option is to remain outstanding (subject to Article II, Sections I.C. and II.B), any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the method by which tax withholding obligations may be satisfied, and any other condition, restriction or limitation regarding any option or the Shares relating thereto.

III.           ELIGIBILITY

A.           Only Employees shall be eligible to participate in the Plan.

IV.           SHARES SUBJECT TO THE PLAN

A.           The maximum number of Shares available for issuance under the Plan shall initially not exceed 18,000,000 Shares, provided, however, that options shall not be granted under the Plan on any date to the extent that the aggregate number of Shares subject to options granted under the Plan, the U.K. Plan, the Company’s 1998 U.S. Share Option Plan and any other share option plan of the Company in the previous five (5) years exceeds such number as represents ten percent (10%) of the total Shares of the Company in issue immediately prior to such date.  Shares issued in the previous five (5) years pursuant to the exercise of options shall be included in the number of Shares for which options were granted for purposes of this calculation.  The authorized share reserve shall be drawn from the Company’s authorized but unissued Shares.

B.           Shares subject to outstanding options under the Plan shall (where lawful under English law) be available for subsequent issuance under the Plan or the U.K. Plan to the extent (i) those options expire or terminate for any reason prior to exercise in full or (ii) those options are cancelled in accordance with the cancellation-regrant provisions of Article Two, Section IV.

C.           Should any change be made to the Shares by reason of any capitalization issue (other than a scrip dividend), rights issue, open offer, subdivision, consolidation, reduction or other variation of share capital of the Company or the Company is subject to a demerger, appropriate, and if applicable, proportionate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per Share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.   The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

OPTION GRANT PROGRAM

I.           OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.           Exercise Price.

1.           The exercise price per Share shall be fixed by the Plan Administrator and shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date and shall in no event be less than the nominal value per Share.

2.           The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in cash or check made payable to the Company.   Should the Plan Administrator, in its discretion permit and as shall be reflected in the option agreement reflecting an option), the exercise price may also (where lawful under applicable English and U.S. law) be paid as follows (including in combination with one or more other permitted methods of exercise):

(i)           if the Shares are then registered under Section 12 of the Securities Exchange Act of 1934, in Shares having an aggregate value equal to the exercise price of the Shares being exercised (valued at Fair Market Value on the Exercise Date) and held for such period as is specified by the Plan Administrator, including any period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, or

(ii)          through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions, in a form satisfactory to the Company, (A) to a Company-designated brokerage firm to effect the immediate sale of the acquired Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the acquired Shares plus all applicable U.S. Federal, state, local and foreign income and employment taxes required to be withheld by the Company by reason of such exercise and (B)

to the Company to deliver the certificates for the acquired Shares directly to such brokerage firm in order to complete the sale, or

(iii)         a “net exercise” program, or

(iv)         under a program whereby the Plan Administrator allows the Optionee to pay the option exercise price for Shares issued to such person under the Plan by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the acquired Shares; provided however that no event shall the maximum credit available to the Optionee exceed the sum of (A) the aggregate option exercise price payable for the acquired Shares plus (B) any U.S. Federal, state, local and foreign income and employment tax liability incurred by the Optionee in connection with the option exercise.

       Payment of the exercise price, or arrangements satisfactory to the Plan Administrator satisfying the Optionee’s obligation with regard to the exercise price, must be received on or prior to the Exercise Date.

B.           Exercise of Options.  Each option shall be exercisable at such time or times, during such period and for such number of Shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant.  The Plan Administrator shall have the right to make the timing of the ability to exercise any option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Plan Administrator.

C.           Term of Option.  No option shall have a term in excess of ten (10) years measured from the option grant date.  However, an option may terminate prior to the expiration of such term pursuant to (i) Section I.D of this Article Two, (ii) Section III of this Article Two or (iii) in the event either of the following occur:

1.           The passing of an effective resolution or the making of an order of a court for the winding-up of the Company; or

2.           The expiration of the one (1)-month period from the date on which a company becomes the holding company of the Company, within the meaning of section 1159 of the Companies Act of 2006.

D.           Effect of Termination of Service.

1.           The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)           Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of at least three (3) months commencing on the date of such cessation of Service during which to exercise each vested and outstanding option held by such Optionee.

(ii)          Should Optionee’s Service terminate by reason of Disability, then the Optionee shall have a period of at least twelve (12) months commencing on the date of such cessation of Service during which to exercise each vested and outstanding option held by such Optionee.

(iii)          If the Optionee dies while holding a vested and outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance shall have at least a one (1)-year period from the date of the Optionee’s death to exercise such vested option.

(iv)           Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v)           During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of Shares for which the option is vested and exercisable on the date of the Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any Shares for which the option has not been vested and exercised.  However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time vested and exercisable.

(vi)           Should Optionee’s Service be terminated for Misconduct, then all vested and outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

2.           The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)           extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)           permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Shares for which such option is vested and exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments for which the option would have become vested and exercisable had the Optionee continued in Service.

E.           Shareholder Rights.  The holder of an option shall have no shareholder rights with respect to the Shares subject to the option until such person shall have exercised the option, paid the exercise price, satisfied any applicable withholding obligations in connection with such exercise, and become the holder of record of the acquired Shares.

F.           Limited Transferability of Options.  During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death.

G.           Withholding.  The Company’s obligation to deliver Shares upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, and foreign income and employment tax withholding requirements.

II.           INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of the Plan shall be applicable to Incentive Options.  Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A.           Dollar Limitation.  The aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.   For purposes of this provisions, the One Hundred Thousand Dollar limitation shall be determined with reference to the U.S. dollar/British Pound exchange rate in effect on the date the option is granted.

B.           10% Shareholder.  If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the option term shall not exceed five (5) years measured from the option grant date and the exercise price per Share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the option grant date and shall in no event be less than the nominal value per Share.

III.           CHANGE IN CONTROL

A.           If any company (the “Acquiring Company”),

1.           obtains Control of the Company as a result of making:

(i)           a general offer to acquire the whole of the issued Shares which is made on the condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)          a general offer to acquire all the shares of the Company which are of the same class as the Shares which may be acquired by the exercise of an option under the Plan;

       in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

2.           obtains Control of the Company in pursuance of a comprise or arrangement sanctioned by the court under Part 26 and (where applicable) Part 27 of the Companies Act of 2006; or

3.           becomes bound or entitled to acquire Shares under Chapter 3 of Part 28 of the Companies Act of 2006; or

4.           becomes the holding company of the Company within the meaning of Section 1159 of the Companies Act of 2006;

       then any Optionee may, at any time within the period specified by the Plan Administrator, by agreement with the Acquiring Company, release any option which has not lapsed (the “Old Option”) in consideration of the grant to him or her of an option (the “New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether a company which has obtained Control of the Company or some other company).   Options which are not so exchanged shall lapse unless otherwise continued in effect pursuant to the terms of the change in Control.

B.           The New Option shall be regarded for the purposes of subsection III.A of this Article, as equivalent to the Old Option so that the provisions of the Plan shall for this propose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option.

C.           The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a change in Control of the Company, whether or not those options are to be exchanged in connection with such change in Control.

D.           The portion of any Incentive Option accelerated in connection with a change in Control of the Company shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded.   To the extent such dollar limitation is exceeded, the

accelerated portion of such option shall be exercisable as a Non-Statutory Option under the U.S. Federal tax laws.

E.           The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.           CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall (where lawful under English law) have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of Shares but with an exercise price per Share based on the Fair Market Value per Share on the new option grant date.  In no event, however, shall such exercise price be less than the nominal value per Share.

ARTICLE THREE

MISCELLANEOUS

I.           EFFECTIVE DATE AND TERM OF PLAN

A.           The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no Shares shall be issued under the Plan, until the Plan is approved by the Company’s shareholders.  If such shareholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no Shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant options and issue Shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.           The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all Shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding options in connection with a change in Control of the Company.  All options outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options.

II.           AMENDMENT OF THE PLAN

A.           Subject to Section II.B of this Article Three, the Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification.   In addition, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

B.           No amendment or modification of the Plan to the advantage of existing or new participants in the Plan may be made without the prior approval by ordinary resolution of the Company in general meeting if it affects:

(i)             eligibility to participate in this Plan;

(ii)            the exercise price of Options;

(iii)           the overall limitations on the issue of new Shares;

(iv)         in the event the Plan includes an individual limitation on Option grants under the Plan, that limit;

(v)          the basis for determining Employees’ rights to acquire Shares;

(vi)         the adjustment of such rights in the event of a variation of share capital;

(vii)        this Section II.B of this Article Three,

unless, in the opinion of the Board, it is a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new participants in the Plan or for the Company or any Subsidiary.

       C.           Subject to the limitation described in Section IV of Article One, options may be granted under the Plan which are in each instance in excess of the number of Shares then available for issuance under the Plan, provided any excess Shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of Shares available for issuance under the Plan.   If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess Shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the Optionees the exercise price paid for any excess Shares issued under the Plan and held in escrow, together with interest (at the applicable U.S. Short Term Federal Rate) for the period the Shares were held in escrow, and such Shares shall thereupon be automatically cancelled and cease to be outstanding.

III.           USE OF PROCEEDS

Any cash proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

IV.           WITHHOLDING

The Optionee is responsible for, and by accepting an option under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Optionee in connection with an option, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Optionee.  The Company’s obligation to deliver Shares upon the exercise of any options under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, and foreign income and employment tax withholding requirements.  The Plan Administrator may determine the manner in which the Optionee may satisfy any applicable withholding obligations.

V.           REGULATORY APPROVALS

The implementation of the Plan, the granting of any options under the Plan and the issuance of any Shares upon the exercise of any option shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Shares issued pursuant to it.

VI.           NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VII.           LEGAL COMPLIANCE

Shares shall not be issued pursuant to the exercise of an option unless the exercise of such option and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

VIII.           GOVERNING LAW; INTERPRETATION OF PLAN

A.           This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of California.

B.           In the event that any provision of the Plan or any option granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or option shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

C.           The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

D.           The terms of the Plan and any option shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

E.           All questions arising under the Plan or under any option shall be decided by the Plan Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Plan Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Plan Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Plan Administrator’s decision, and the Optionee shall as a condition to the receipt of an option be deemed to explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Plan Administrator within 30 days after the applicable decision by the Plan Administrator. The arbitrator shall be selected from amongst those members of the Board who are neither Plan Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issues presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

IX.           LIMITATIONS OF LIABILITY OF COMPANY

The Company shall not be liable to an Employee or any other persons as to:

A.           The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; or

B.           Any tax consequence expected, but not realized, by any Employee or other person due to the receipt, exercise or settlement of any option granted hereunder.

APPENDIX

The following definitions shall be in effect under the Plan:

A.           Acquiring Company shall mean the company which obtains Control of the Company pursuant to Section III of Article Two.

B.           Board shall mean the Company’s Board of Directors.

C.           Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

D.           Committee shall mean a duly authorized committee appointed by the Board to exercise one or more administrative functions under the Plan.

E.           Companies Act of 1985 shall mean the Companies Act of 1985 of the United Kingdom.

F.           Company shall mean Autonomy Corporation plc, a company organized under the laws of the United Kingdom, and any successor company to all or substantially all of the assets or voting shares of Autonomy Corporation plc which shall by appropriate action adopt the Plan.

G.           Control shall have the meaning assigned to such term by Section 840 of the Taxes Act of the United Kingdom.

H.           Disability shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

I.           Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary) in the U.S. or who, wherever employed, is subject to or might reasonably be expected to become subject to U.S. income taxes, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.   The Plan Administrator shall have sole authority to determine which individuals are eligible Employees and when their employment terminates for purposes of an option granted under this Plan.

J.           Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise, payment of the exercise price (or satisfaction of the Optionee’s obligations with respect to such payment), and satisfaction of any applicable withholding tax obligations.

K.           Fair Market Value per Share on any relevant date shall be determined in accordance with the following provisions:

(i)           If the Shares are at the time traded on the London Stock Exchange, then the Fair Market Value shall be the closing selling price per Share (or its nearest equivalent on the London Stock Exchange) on the date in question, as such price is reported by such market.   If there is no closing selling price (or its nearest equivalent on the London Stock Exchange) for the Shares on the date in question, then the Fair Market Value shall be such price on the last preceding date for which such quotation exists.

(ii)          In the event the Shares are traded on both the London Stock Exchange and any other stock exchange or recognized market, then the Fair Market Value shall be the closing selling price per Share (or its nearest equivalent) on the date in question

(or the immediately preceding date for which such quotation exists) on the market determined by the Plan Administrator to be the principal market for the Shares.

(iii)         If the Shares are not at the time traded on the London Stock Exchange or any other stock exchange or recognized market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

L.           Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

M.           London Stock Exchange shall mean London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange.

N.           Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.   The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Company (or any Parent or Subsidiary).

O.           1934 Act shall mean the Securities Exchange Act of 1934, as amended.

P.           Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Q.           Optionee shall mean any person to whom an option is granted under the Plan.

R.           Parent shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

S.           Plan shall mean the Company’s 2008 U.S. Share Option Plan, as set forth in this document.

T.           Plan Administrator shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

U.           Service shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non--employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

V.           Share shall mean a fully paid ordinary share in the capital of the Company.

W.           Subsidiary shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

X.           10% Shareholder shall mean the owner of shares (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary).

Y.           U.K. Plan shall mean the Autonomy Corporation plc Discretionary Share Option Scheme 1996.